[DATE]

New Age Alpha Funds Trust

555 Theodore Fremd Avenue, Suite A-101

Rye, NY 10580

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to New Age Alpha Funds Trust, on behalf of the NAA Allocation ETF (the “Acquiring Fund”), in connection with the Agreement providing for the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the NAA Allocation Fund (the “Acquired Fund”), in exchange for shares of the Acquiring Fund (the “Reorganization”), as set forth in the Agreement.1 The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

For purposes of this opinion, we have examined and relied upon (i) the Agreement, (ii) the Registration Statement on Form N-14 of New Age Alpha Funds Trust as filed with the Securities and Exchange Commission on [DATE], (iii) the facts and representations contained in the letter dated on or about the date hereof addressed to us from New Age Alpha Funds Trust on behalf of the Acquiring Fund, (iv) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the facts and representations contained in the letter dated on or about the date hereof addressed to us from New Age Alpha Funds Trust on behalf of the Acquired Fund, and (v) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of New Age Alpha Funds Trust, we have relied (without independent investigation) upon certificates or representations of one or more officers of New Age Alpha Funds Trust.

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

Any references to “our knowledge,” or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so

1 Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement and Plan of Reorganization dated as of [DATE](the “Agreement”), that is made between New Age Alpha Funds Trust, a Delaware statutory trust, on behalf of the Acquiring Fund and the Acquired Fund. New Age Alpha Advisors, LLC, joins this Agreement solely for purposes of Section 10.2 and 12.2.

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expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of any party to the Agreement. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of New Age Alpha Funds Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that on the basis of existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for U.S. federal income tax purposes:

(a)	The acquisition by the Acquiring Fund of all of the Assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of the Acquired Fund by the Acquiring Fund, followed by the distribution of Acquiring Fund Shares and cash in lieu of fractional shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund, will constitute a tax-free reorganization under Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;
(b)	Under Sections 361 and 357(a) of the Code, the Acquired Fund will not recognize gain or loss upon the transfer of the Assets to the Acquiring Fund in exchange solely for the assumption of all of the Acquired Fund’s Liabilities and the Acquiring Fund Shares, except that the Acquired Fund may be required to recognize gain or loss with respect to: (1) contracts described in Section 1256(b) of the Code; (2) stock in a passive foreign investment company, as defined in Section 1297(a) of the Code; or (3) any other gain or loss required to be recognized upon the termination of a position, or upon the transfer of an asset, regardless of whether such transfer would otherwise be a nontaxable transaction under the Code;

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(c)	The Acquired Fund will not recognize gain or loss upon the distribution to the Acquired Fund Shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization;
(d)	The Acquiring Fund will recognize no gain or loss upon receiving the Assets of the Acquired Fund in exchange solely for the assumption of all Liabilities of the Acquired Fund and the issuance of the Acquiring Fund Shares;
(e)	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for their Acquired Fund Shares (except with respect to cash received in lieu of fractional Acquiring Fund Shares);
(f)	The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of the Acquired Fund Shares exchanged therefor in the Reorganization (reduced by any amount of tax basis allocable to fractional Acquiring Fund Shares for which cash is received);
(g)	Each Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the holding period during which such Acquired Fund Shareholder held the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the Reorganization;
(h)	The tax basis of the Assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Acquired Fund immediately prior to the Reorganization;
(i)	The holding period of the Assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those Assets were held by the Acquired Fund; and
(j)	The Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in the Code and the regulations thereunder.

No opinion will be expressed as to (1) the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund Shareholder with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Code Section 1297(a)) as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code or (2) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given

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as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Our opinion, as expressed herein, is furnished solely for the benefit of New Age Alpha Funds Trust, its Trustees and officers, the Acquired Fund, the Acquiring Fund, and the shareholders of the Acquired Fund and the Acquiring Fund, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

DRAFT

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